  Exhibit 99.1

GT Biopharma Announces $7.1 Million Convertible Debt Financing

LOS ANGELES, CA, January 23, 2018 - GT Biopharma Inc. (OTCQB: GTBP and Euronext Paris "GTBP.PA") today announced that it has entered into definitive agreements for a private placement of convertible notes and warrants for gross proceeds of $7,055,000. The company intends to use the proceeds from the financing to advance its immuno-oncology programs, which are based on the company’s proprietary Tri and Tetra-specific Natural Killer Cell Engagers (TriKEs™ and TetraKEs) and bispecific antibody-drug conjugate (ADC) platforms, neurology (CNS) pipeline progress, and for general corporate purposes.

Oppenheimer & Co. Inc. acted as the sole placement agent for the offering.

The convertible notes are unsecured, have a face amount of $7,760,508, a 0% coupon, an initial conversion price of $4.58, subject to adjustment, and are due July 2018. Investors also received warrants to purchase approximately 1,694,440 shares of GT Biopharma common stock at an initial exercise price of $4.58 per share, subject to adjustment.

Roth Capital Partners also acted as a financial advisor to GT Biopharma for this transaction.

About GT Biopharma, Inc.
GT Biopharma, Inc. is an immuno-oncology biotechnology company focused on innovative treatments based on the company’s proprietary Tri and Tetra-specific Natural Killer Cell Engagers (TriKEs™ and TetraKEs) and bispecific antibody-drug conjugate (ADC) platforms. GT's most advanced oncology drug candidate, OXS-1550 (DT2219) is a novel bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload. OXS-1550 has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. In addition, GT's TriKE platform will address a number of cancer types. GT's nervous system platform is focused on acquiring or discovering and patenting late-stage, de-risked, and close-to-market improved treatments for nervous system diseases (Neurology and Pain) and shepherding them through the approval process to the NDA. GT Biopharma's neurology products currently include PainBrake, as well as treatments for the symptoms of myasthenia gravis, and motion sickness.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the effectiveness of the Company's products, the potential outcome of clinical studies, the future success of development activities and the future growth and operating and financial performance of the Company. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company's ability to accomplish its business initiatives, obtain regulatory approval and protect its intellectual property; significant fluctuations in marketing expenses and ability to achieve or grow revenue, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Westwicke Partners
John Woolford
(443) 213-0506
john.woolford@westwicke.com